Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(l)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of that certain Amendment No. 1 to the Statement on Schedule 13D filed on January 7, 2009 (including additional amendments thereto) with respect to the shares of Common Stock of Neurobiological Technologies, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 7, 2009
SAMUEL L. SCHWERIN
By:	/s/ Samuel L. Schwerin
Samuel L. Schwerin

DANIEL BURSTEIN
By:	/s/ Daniel Burstein
Daniel Burstein